Exhibit 10.8

Printed by BIMCO’s idea

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name

Dated: 11 July 2014	SALEFORM 1993

Revised 1966, 1983 and 1986/87.

Marlin Shipping 1 LLC., of Marshall Islands hereinafter called the Sellers, have agreed to sell, and

MR Leo Limited., of Marshall Islands hereinafter called the Buyers, have agreed to buy

Name: M/T ‘MARLIN IRIS’

Classification Society/Class: Registro Italiano Navale (RINA)

Built: September 2008

By: Guangzhou Shipyard International, China

Flag: Republic of Marshall Islands

Place of Registration: Majuro

Call Sign:                                            V7ML2                                                                        Grt/Nrt: 30,345 / 14,758

Register Number: 9442720

hereinafter called the Vessel, on the following terms and conditions:

Definitions and interpretation

“Agreement” or “MOA” means this Memorandum of Agreement.

“Banking Days” means days on which banks are open for general banking business both in the country of the currency stipulated for the Purchase Price in Clause 1, in Greece and Singapore, and in the place of closing stipulated in Clause 8.

“Buyers’ Nominated Flag” means the Republic of the Marshall Islands

“Charterer” means Trafigura Maritime Logistics PTE Ltd. of 1 Marina Boulevard #28-00 One Marina Boulevard Singapore 018989 or its guaranteed nominee.

“Charterparty” means the charterparty to be entered into between the Buyers and the Charterer in respect of the Vessel before the date of delivery of the Vessel under this Agreement in the form set out in Appendix A hereto.

“Classification Society” or “Class” means the Society referred to in line 4.

“Sellers’ Bank” means JPMorgan Chase Bank N.A. “Sellers’ Flag Register” means the Republic of the Marshall Islands flag.

“Parties” means the Sellers and the Buyers, and “Party” shall mean any one of them.

In this Agreement, a reference to “in writing” or “written” is a reference to any mode of representing or reproducing words in a visible, non-transitory form, including a registered letter, an e-mail, telex or telefax or any other modern form of written communication.

1.                               Purchase Price

US$24,000,000.00 (United States Dollars Twenty Four Million Only), the “Purchase Price”).

2.                               Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price (the “Deposit”) within three (3) Banking Days from the later of: (i) the date of this Agreement being signed by both Parties and exchanged by e-mail; (ii) the Joint Account (as defined

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

below) being opened; and (iii) the Buyers’ and Sellers’ subjects being lifted as stipulated in Clause 26 hereof but in any event not due before 18th July, 2014. The Parties undertake and agree to provide any necessary documentation to open and maintain the account without undue delay. This Deposit shall be placed with the Sellers’ Bank and held by them in escrow in an interest bearing joint account for the Sellers and the Buyers (the “Joint Account”), to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest to be credited to the Buyers. Any fee charged for opening the Joint Account and holding the Deposit shall be borne equally by the Sellers and the Buyers.

3.                               Payment

The Deposit and the balance of the Purchase Price and all other sums payable to the Sellers by the Buyers pursuant to this Agreement (including but not limited to the payment for bunkers and lubeoils, hydraulic oils and greases in accordance with Clause 7) shall be paid in full free of bank charges to an account nominated by the Sellers at the Sellers’ Bank on delivery of the Vessel, but not later than 3 Banking Days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.                               Inspections

a)*                       The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at Cristobal on 22nd May 2014 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

~~b)*       The Buyers-shall have-the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification- records and of the vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*                                  4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.                               Notices, time and place of delivery

a)                              The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 20, 15, 10, 7, 5 and 3 days’ notice of the estimated time of arrival and 1 day’s definite notice of the time of arrival at the intended place of delivery.

When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, and subject to the Parties having procured the Charterer’s and the Buyers’ execution of the Charterparty respectively, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                              The Vessel shall be delivered charter-free (subject to the Buyers’ obligations to charter the Vessel to the

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Charterer at the time of delivery in accordance with the Charterparty without prejudice to the provisions of Clause 5(a) hereof) and taken over safely afloat at a safe and accessible berth or accessible buoy or anchorage worldwide in the Sellers’ option. Expected time of delivery: between 15th of September and 31st of October 2014, in the Sellers’ option. Date of cancelling (see Clauses 5c), 6b)(iii) and 14): 31st of October 2014, in the Buyers’ option (“Cancelling Date”).

c)                               If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 5 days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 5 days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the Cancelling Date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                              Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                              Drydocking/Divers Inspection

~~a)**     The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects-shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)**                (i)                                            The Vessel is to be delivered without drydocking. However, the Buyers shall have the option at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel in the presence of the Classification Society and the representatives of Buyers and the Sellers. The Buyers shall inform the Sellers of the intended date and location of the inspection by giving the Sellers no less than 5 Banking Days’ notice in writing. The date and location of the inspection has to be acceptable to the Sellers, acting reasonably,and the Sellers in determining their acceptance thereof shall be entitled to have regard to the trading schedule of the Vessel. The Buyers shall use their best endeavours to carry out the inspection without undue delay or disruption to the Vessel’s operations. The Buyers’ representative shall have the right to be present at the time of the diver’s inspection as observer only without interfering with the work or decisions of the Classification Society. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall also be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery Port (in which event the Cancelling Date shall be extended by the additional time required for such positioning and subsequent repositioning). The Sellers shall not tender a Notice of Readiness prior to the completion of the underwater inspection as described above, provided that the Buyers’ failure to carry out an underwater inspection by the delivery date notified by the Sellers in accordance with Clause 5 shall be deemed a waiver of their option to inspect the Vessel’s underwater parts and the Sellers shall have the right to tender a Notice of Readiness in accordance with this Agreement.

Unless damage affecting Class is found, the cost of the dive inspection and for Class attendance shall be for the Buyers’ account.

~~(ii)            If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii)           If the Vessel is to be drydocked pursuant to Clause 6 b)(ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b)) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

(ii)                                         If the underwater inspection reveals any defect or damage to the rudder, propeller, bottom or other underwater parts below the deepest load line which, in the sole opinion of the Class surveyor, constitute a class recommendation or condition which can be deferred until the Vessel’s next scheduled drydocking, then the Buyers shall take delivery of the Vessel subject to such damage or defect and the Purchase Price shall be reduced by an amount equal to the direct full cost (excluding drydock fees/charges and/or general service and/or any other indirect expenses including off-hire) TBD of repairing the said damage/defect in a way acceptable to the Classification Society and the Buyers, acting reasonably. This reduction in the Purchase Price shall be equal to the average of two (2) quotes from two (2) reputable shipyards at or near the delivery port, one obtained by the Buyers and one obtained by the Sellers.

(iii)                                      If the underwater inspection reveals any defect or damage to the rudder, propeller, bottom or other underwater parts below the deepest load line which, in the sole opinion of the Class surveyor, requires immediate repair of the Vessel, such defects or damage shall be made good by the Sellers at their expense to the satisfaction of the Classification Society and, unless the repairs can be carried out afloat, the Sellers shall arrange for the Vessel to be drydocked at their expense. In such event the Cancelling Date provided for in Clause 5 b) shall be extended by the additional time required for the repairs.

If the Vessel is to be repaired and/or drydocked pursuant to Clause 6 b)(iii) and it is not possible to undertake such repairs and/or dry- docking at the port of delivery, the Sellers shall take the Vessel, in ballast, to a port where suitable facilities are available, whether within or outside the delivery range as per Clause 5 b). Once the repairs have taken place the Sellers shall deliver the Vessel at a port within the

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date provided for in Clause 5 b) shall be extended by the additional time required for the repairs and extra steaming. The Sellers shall procure that the Charterer consents to these arrangements.

c)                               If the Vessel is drydocked pursuant to Clause 6 b) above

(i)                   the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii)                the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii)             the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv)            the Buyers’ representative shall have the right to be present in the drydock, but without Interfering with the work or decisions of the Classification surveyor.

(v)               the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*                                  Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**                           6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.                               Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore without any removals (except as specified below). AII spare parts and spare equipment including spare tail-

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

end shaft(s)

and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail - end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment ~~including~~ shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, (including ISM/ISPS documents and manuals and standard company forms), etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Oxygen, Acetylene and Freon gas cylinders are excluded from the sale. Captain’s, Officers’ and Crew’s personal belongings including personal paintings and portraits, crew recreational items and the slop chest are to be excluded from the sale, ~~as well as the following additional items (including items on hire):~~

The Buyers shall take over the remaining bunkers and unused lubricating oils, hydraulic oils and greases in storage tanks and broached and unbroached stores, and pay the Sellers’ last net purchase price (less all discounts and excluding barging expenses) as supported by vouchers and/or invoices. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                               Documentation (see also Clauses 18 and 19)

The place of closing: the offices of the Seller’s Bank in London (unless otherwise agreed in writing by the Parties). At the time of delivery the Sellers are to hand to the Buyers’ representatives all Class approved plans/instructions booklets and manuals as onboard. All drawings, plans, manuals and instruction books in the Seller’s possession relative to the Vessel, either aboard or ashore, to be forwarded by the Sellers to the Buyers’ nominated address at Seller’s expense. Copy of assessment plan related to ISPS to be given to the Buyers prior to delivery. All original C. S. R. certificates to remain on board the Vessel.

In exchange for payment of the Purchase Price and all other monies payable by the Buyers to the Sellers hereunder, the Sellers shall furnish the Buyers with delivery documents set out in Clause 18 hereof.

~~a)    Legal Bill of Sale in a form recordable in                       (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or ether competent authority.~~

~~b)    Current Certificate of Ownership- issued by the competent authorities of the flag state of the Vessel.~~

~~c)    Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)    Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e)    Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)     Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.                               Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (subject to the Buyers’ obligations to charter the Vessel to the Charterer at the time of delivery in accordance with the Charterparty), free of stowaways, free of all encumbrances, mortgages or any other taxes and maritime liens or any other debts or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel and/or the Buyers which have been incurred prior to the time of delivery. In addition, on delivery the Vessel shall be free of all arrests, caveats, cautions, prohibitions, injunctions, detentions and any other judicial or administrative measures whatsoever.~~, private or other measures whatsoever.~~

10.                        Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                        Condition on delivery

The Vessel shall be delivered free of cargo, cargo residue and dunnage with clean decks as well as free of any leakages, free of any inappropriate substances and/or unrecorded slops and with the Vessel’s oil record book properly filled in.

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection referred to in Clause 4 a), fair wear and tear excepted.

However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and all national and international trading/statutory certificates, as well as all other certificates the Vessel had at the time of inspection referred to in Clause 4 a), valid and unextended without condition/recommendation* ~~and/or exemptions whatsoever~~ by Class or the relevant authorities for a minimum period of 6 months from the date of delivery. All Vessel’s continuous survey cycles to be fully up to date at the time of delivery with no outstandings and/or conditions/recommendations.

~~“Inspection” in this Clause 11, Shall mean the Buyers’ inspection according to Clause 4 a) or 4b), if applicable,-or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this agreement shall be the relevant date~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

* Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.                        Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                        Buyers’ default

Should the Deposit not be paid in accordance with Clause 2 or should the Buyers fail to enter into the Charterparty in accordance with this Agreement, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price or any other amount payable to the Sellers hereunder (including in respect of bunkers and lubeoils, hydraulic oils and greases payable in accordance with Clause 7) not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the Deposit together with interest earned shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                        Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement, provided always that the Seller shall be granted a maximum of 3 Banking Days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8 and Clause 18. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the Deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                        Buyers’ representatives

After this Agreement has been signed by both parties and the Deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense. These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation. The Sellers are to supply accommodation and victuals. The said representatives have the right to also study the Vessel’s certificates, log books manuals, records etc. and take copies of same, as well as inventories.

16.                        Arbitration

a)*                       This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each Party. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. On the receipt by one Party of the nomination in writing of the other Party’s arbitrator,

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

that Party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

All awards shall be final and binding on the Parties. By agreeing to arbitration under the rules of LMAA, the Parties undertake to carry out any awards immediately and without undue delay and the Parties also waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority.

~~b)*       This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of thorn shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted-in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*        Any dispute arising out of this Agreement shall be referred to arbitration at       , subject to the procedures applicable there. The laws of          shall govern this Agreement.~~

~~*          16 a), 16 b) and 16c) are alternatives; delete whichever is not applicable, in the absence of deletions, alternative 16 a) to apply.~~

17.                        Confidentiality

Each of the Buyers and the Sellers shall keep entirely confidential and secret and not disclose, describe or otherwise communicate to any person, except to their respective designated representative, governmental authorities (or as may otherwise be required by any applicable law), advisors, banks and sub-contractors or employees in order to assist the transaction contemplated by this Agreement, any information whatsoever regarding any of the terms of this Agreement or the documents executed pursuant to this Agreement, except with the prior written agreement of the Sellers and the Buyers, which shall not be unreasonably withheld or delayed, provided that such information may otherwise be disclosed if and to the extent required by applicable law, regulatory, judicial or securities’ exchange requirements, (including but not limited to any related authorities, professional firms and competent persons). For the avoidance of doubt, in the event that details of this transaction become known or reported on the market, neither the Buyers nor the Sellers shall have the right to withdraw from this sale and purchase or to fail to fulfill their obligations under the MOA.

18.                        Documents to be provided by the Sellers

On delivery and in exchange for payment of the Purchase Price and all other monies payable by the Buyers to the Sellers hereunder, the Sellers shall furnish the Buyers with the following delivery documents:

(a) Three (3) legal Bills of Sale (in the British 10A form), transferring the full title of ownership of the Vessel to the Buyers and warranting that the Vessel is free from all charges, encumbrances, mortgages, maritime and other liens, taxes, debts, liabilities and/or any other claims of whatsoever nature or cause, duly executed by a duly authorised director or officer (as applicable) or attorney-in-fact of the Sellers and legalised or acknowledged by the Buyers’ Nominated Flag and apostilled;

(b) Signed Commercial Invoice, identifying the Vessel, stating the date of the MOA and the full Purchase Price, marked “Fully Paid”.;

(c) Signed Commercial Invoice for the full price of the bunkers and lubricants and hydraulic oils and greases remaining on board pursuant to Clause 7 hereof, accompanied with copies of the relevant invoices/vouchers supporting the respective prices, marked “Fully Paid”.;

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

(d) A Transcript of Register (Certificate of Ownership and Encumbrance) of the Vessel issued by the Sellers’ Flag Register and dated not more than three (3) Banking Days prior to the date of delivery, certifying that the Vessel is registered under the Sellers’ Flag Register in the ownership of the Sellers and that she is free from all registered mortgages and encumbrances save in favour of the Vessel’s mortgagee;

(e) A fax or scanned / e-mail copy of the Transcript of Register (Certificate of Ownership and Encumbrance) of the Vessel issued by the Sellers’ Flag Register and dated the date of delivery of the Vessel, certifying that the Vessel is registered under the Sellers’ Flag Register in the ownership of the Sellers and that she is free from all registered mortgages and encumbrances, with the original of such Transcript of Register to follow post-closing, in any event not later than the next working day after the date of delivery;

(f) If required by the Buyers’ Nominated Flag for registration of the Vessel, a Permission to Sale (or an equivalent document) issued by the Seller’s Flag Register for the sale of the Vessel by the Sellers to the Buyers;

(g) Class Maintenance Certificate issued by the Vessel’s Classification Society confirming that the Vessel fully maintains her Class without any recommendations/conditions; this certificate to be issued after the underwater survey to be carried out under Clause 6 hereof (subject to the Buyers having carried out such survey) and be dated not more than 48 hours prior to the date of delivery of the Vessel;

(h) The Seller’s Flag Register CSR documentation for the Vessel valid up to the time of delivery of the Vessel (to be provided to the Buyers’ representatives on board the Vessel at the time of delivery);

(i) Letter issued by the Sellers to the Buyers, signed by a duly authorised director or attorney-in-fact of the Sellers, confirming and warranting that: (i) the Vessel has not been detained by any PSC; (ii) to the best of the Sellers’ knowledge, the Vessel has not touched bottom or suffered any underwater damage since her last dry-docking; (iii) Vessel is not blacklisted by any country, state, authority, organisation or union, including but without limitation the Arab Boycott League, for any reason or cause whatsoever;

The _ Sellers shall be liable to the the Buyers for loss and damage arising as a direct and foreseeable result of of Seller’s breach of warranty as set forth in sub-clauses (i) to (iii) hereinabove.

(j) Minutes of a Meeting of Sellers’ Board of Directors with unanimous resolutions authorizing the sale of the Vessel to the _Buyers in accordance with this Agreement and nominating director(s) and attorney(s)-In-fact authorized to execute the Bill of Sale, Protocol of Delivery and Acceptance and all other documents relevant to the sale; also authorizing the issuance of the Power of Attorney referred to herein below. These Minutes to be signed by all the Directors of the Sellers and their signatures to be legalized by the Sellers’ Flag Register and apostilled.

(k) Minutes of a Meeting of the Sellers’ Shareholders (namely White Flag Navigation LLC of Marshall Islands), unanimously approving the sale of the Vessel to the Buyers pursuant to the terms of this Agreement and also approving and ratifying the Directors’ Resolutions per (k) hereinabove. These Minutes to be signed by all the Shareholders of the Sellers and their signatures to be legalized by Sellers’ Flag Register and apostilled;

(l) If any Director and/or any Shareholder of the Sellers is a corporation/company (namely WFN Holding LLC), then the Sellers will in addition provide the Buyers in respect of each such corporation/company with:

(i) a Power of Attorney or Proxy of such corporation/company in favour of the person attending and voting on its behalf at the meeting of the Shareholders (as the case may be) of the Sellers, duly executed, legalized by Sellers’ Flag Register and apostilled; and (ii) a Certificate of Formation issued by the Republic of Marshall Islands Registrar of Corporations evidencing that such corporation/company has been duly incorporated and is in good standing.

(m) A letter duly signed/sealed by the Sellers representing and warranting that the Vessel, at the time of delivery, is free from all charters (subject to the Buyers’ obligations to charter the Vessel to the Charterer at the time of delivery in accordance with the Charter-party), free of stowaways, free of all encumbrances;

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

mortgages or any other taxes and maritime liens or any other debts or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel and/or the Buyers which have been incurred prior to the time of delivery. In addition, on delivery the Vessel shall be free of all arrests, caveats, cautions, prohibitions, injunctions, detentions and any other judicial or administrative measures whatsoever.

(n) Up to date copy of the Sellers’ Articles of Incorporation and By-Laws, certified as a true and up-to-date by an officer of the Sellers or by the Sellers’ lawyers;

(o) Sellers’ Power of Attorney executed by a duly authorized director or officer (as applicable) of the Sellers in the lines of document (k) above, notarised and legalised by apostille;

(p) Sellers’ Certificate of Good Standing issued by the Sellers’ Flag Register or other competent authority (if different) dated not earlier than ten (10) days prior to the date of delivery of the Vessel;

(q) Sellers’ Certificate of Incumbency stating their directors, officers and members (to match with those in (k) and (I) above); to be issued/signed by an authorised officer of the Sellers and legalised or apostilled (as appropriate);

(r) The Vessel’s certificates, plans, drawings, booklets etc. in accordance with the provisions of Clause 8 and 11 hereof.

All documents, notarizations, certificates etc. should be in original form unless otherwise stated hereinabove and should be in the English language or accompanied by duly certified English translation. The Sellers will provide Buyers with advance drafts of all documents, which are prepared by the Sellers, for Buyers’ review and any comments thereon at least ten (10) days prior to the anticipated date of delivery. The Sellers will provide Buyers with final executed copies of all documents at delivery.

(s) Promptly after the date of this Agreement, the Sellers shall provide the Buyers by e-mail with copies of the below Certificates:

Certificate of Registry;

Tonnage Measurement Certificate (ITC 1969);

Minimum Safe Manning Certificate;

DOC,

SMC

ISSC

Safety Equipment Certificate; H- Safety Radio Certificate;

Load Line Certificate;

IOPP;

Safety Construction Certificate;

Radio License;

Current CSR.

19.                 Documents to be provided by the Buyers

In exchange for the documents referred to in Clause 18 hereinabove, the Buyers shall furnish to the Sellers at delivery the following documents:

(a) Up to date copy of the Buyers’ Articles of Incorporation and By-Laws (or equivalent documents), certified as a true and up-to-date by an officer of the Buyers or by the Buyers’ lawyers;

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

(b) Copy certified as a true and up-to-date by an officer of the Buyers or by the Buyers’ lawyers of minutes of the meeting of the Board of Directors of the Buyers, with unanimous resolutions authorizing the purchase of the Vessel from the Sellers in accordance with this Agreement and nominating officer(s) and attorney(s)-in-fact authorized to execute the Protocol of Delivery and Acceptance and all other documents relevant to the purchase of the Vessel; also authorizing the issuance of the Power of Attorney referred to herein below;

(c) Buyers’ Power of Attorney executed by a duly authorized officer of the Sellers in the lines of document (b) above, notarised and legalised;

(d) Buyers’ Certificate of Good Standing (or equivalent) issued by the Buyers’ Flag Register or other competent authority (If different) dated not earlier than ten (10) days prior to the date of delivery of the Vessel; and

(e) Buyers’ Certificate of Incumbency stating their officers and members (to match with those in (b) above); to be issued/signed by an officer of the Sellers.

All documents, notarizations, certificates etc. should be in original form unless otherwise stated hereinabove and should be in the English language or accompanied by duly certified English translation. The Buyers will provide Sellers with advance drafts of all documents, which are prepared by the Buyers, for Sellers’ review and any comments thereon at least ten (10) days prior to the anticipated date of delivery. The Buyers will provide Sellers with final executed copies of all documents at delivery.

20.              Charterparty

Simultaneously with the Buyers’ receipt of title to and ownership of the Vessel (and as a condition of the Sellers’ obligation to sell and deliver the Vessel to the Buyers under this Agreement), the Buyers shall: (i) deliver the Vessel to the Charterer, in accordance with to the terms of the Charterparty; and (ii) forthwith cause the Vessel to be duly documented under the Buyers’ Nominated Flag in the name of the Buyers as owner thereof such as to enable the Vessel to be immediately employed by the Charterer in accordance with the terms of the Charterparty. The terms of this Clause 20 are of the essence of the Agreement.

21.              Entire Agreement

The terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Buyers and the Sellers in relation hereto.

Each of the Buyers and the Sellers acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms and/or conditions implied into this Agreement by any applicable law or statute, including any warranties under the sale of Goods Act 1979, are hereby excluded to the full extent that such exclusion can be legally made. Nothing in this Clause 21 shall limit or exclude any liability for fraud.

22.              Counterparts

This Agreement may be signed in two counterparts, each of which when signed and delivered shall constitute an original of this Agreement, but both counterparts together shall constitute the same Agreement. No counterparts shall be effective until each of the Buyers and the Sellers have signed one counterpart.

23.              Third Party Rights

A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

24.              Invalidity

In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or unenforceable in whole or in part by any statute, rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall not affect the validity of the other terms and conditions of this Agreement which will remain in full force and effect and each Party undertakes to the other Party to execute such further document or documents as such other Party may reasonably require to give effect to the terms and conditions of this Agreement.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

25.              Notices

All notices to be provided under this Agreement may be delivered by hand, first class post, fax and/or email and shall be given using the following contact details:

For the Sellers:

Attn: Vassilis Georgopoulos

Trafigura Pte Ltd

Branch Office Geneva

1, Rue de Jargonnant,

CH-1207, Geneva,

Switzerland

Tel: +41 (0) 22 594 6900

Fax: +41 (0) 22 594 6901

Email: vassilis.georgopoulos@trafigura.com

AND

Attn: James Powell

Trafigura Pte Ltd

Branch Office Geneva

1, Rue de Jargonnant,

CH-1207, Geneva,

Switzerland

Tel: +41 (0) 22 594 6900

Fax: +41 (0) 22 594 6901

Email: james.powell@trafigura.com

For the Buyers:

Attn: Theodore M Kokkinis

MR Leo Limited.,

c/o Empire Navigation Inc.

Senior Counsel (England & Wales, Greece)

Empire Navigation Inc.

Tel: +30 2111024000

Fax: +30 2109604210

88 Vouliagmenis Avenue,

Elliniko - Athens, 167 77, Greece

E-mail: legal@empirenavigation.com

26.             Subjects

This Agreement remains subject to: (a) the Sellers’ and Buyers’ Board of Directors’ (“BOD”) approval, which shall be lifted by 11th of July 2014 (the “Effective Date”) following signing of this Agreement by both Parties; and (b) the Charterparty being duly executed and exchanged by the Buyers and the Charterers by the Effective Date.

In the event that: (i) either Party does not lift its BOD approval subject by the Effective Date; and/or (ii) the Charterparty is not duly executed and exchanged by the Buyers and the Charterers by the Effective Date, this Agreement shall be null and void and of no further effect and any right(s) that either Party might have against the other shall be automatically extinguished, unless the Effective Date is mutually extended by both Parties in writing.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

For the Sellers		For the Buyers

/s/ VASSILIS GEORGOPOULOS		/s/ STAMATIS MOLARIS
Name:	VASSILIS GEORGOPOULOS	Name:	STAMATIS MOLARIS
Title:		Title:	DIRECTOR
Date:	11 JULY 2014	Date:	11 July 2014

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

APPENDIX A

FORM OF CHARTERPARTY

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which not dearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Code word for this Charter Party

“SHELLTIME 4”

Issued December 1984 amended December 2003

Time Charter Party

LONDON — July 11th 2014

IT IS THIS DAY AGREED between MR Leo Limited of Marshall Islands (hereinafter referred to as “Owners”), being owners of the good motor/steam* vessel called Marlin Iris (hereinafter referred to as “the vessel”) described as per Clause 1 hereof and Trafigura Maritime Logistics PTE Ltd of Singapore (hereinafter referred to as “Charterers”):

Description and Condition of Vessel

1.                               At the date of delivery of the vessel under this charter and throughout the charter period:

(a)                           she shall be classed by a Classification Society which is a member of the International Association of Classification Societies;

(b)                           she shall be in every way fit to carry crude petroleum and/or its products;

(c)                            she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state:

(d)                           her tanks, valves and pipelines shall be oil-tight;

(e)                            she shall be in every way fitted for burning, in accordance with the grades specified in Clause 29 hereof:

(i)                              at sea, fuel oil for main propulsion and fuel oil/marine diesel oil* for auxiliaries;

(ii)                           in port, fuel oil/marine diesel oil* for auxiliaries;

(f)                             she shall comply with the regulations in force so as to enable her to pass through the Suez and Panama Canals by day and night without delay;

(g)                            she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay;

(h)                           she shall comply with the description in the O88 ~~OCIMF Harmonised Vessel Particulars Questionnaire~~ appended hereto as Appendix A, provided however that if there is any conflict between the provisions of this questionnaire and any other provision, including this Clause 1, of this charter such other provisions shall govern;

(i)                               her ownership structure, flag, registry, classification society and management company shall not be changed;

Safety Management

(j)                              Owners will operate:

(i)                              a safety management system certified to comply with the International Safety Management Code (ISM Code) for the Safe operation of Ships and for Pollution Prevention:

(ii)                           a documented safe working procedures system (including procedures for the identification and mitigation of risks);

(iii)                        a documented environmental management system;

(iv)                      documented accident/incident reporting system compliant with flag state requirements;

Charterers, may at any time request an inspection of the relevant compliance documentation and/or safety management certificate and upon receipt of such a request the Owners shall forthwith provide the same

(k)                           Owners shall submit to Charterers a monthly written report detailing all accidents/incidents and environmental reporting requirements, in accordance with the Shell Safety and Environmental Monthly Reporting Template appended hereto as Appendix B;

(l)                               Owners shall maintain Health Safety Environmental (HSE) records sufficient to demonstrate compliance with the requirements of their HSE system and of this charter. Charterers reserve the right to confirm compliance with HSE requirements by audit of Owners,

(m)                       Owners will arrange at their expense for a SIRE inspection to be carried out at intervals of six months plus or minus thirty days.

Shipboard Personnel and their Duties

2.                             (a)         At the date of delivery of the vessel under this charter and throughout the charter period:

(i)                              she shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the vessel and her equipment competently and safely;

(ii)                           all shipboard personnel shall hold valid certificates of competence in accordance within the requirements of the law of the flag state;

(iii)                        all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training. Certification and Watchkeeping for Seafarers, 1995 or any additions, modifications or subsequent versions thereof;

(iv)                       there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the vessel and those loading the vessel or accepting discharge there from to be carried out quickly and efficiently.

(v)                          the terms of employment of the vessels staff and crew will always remain acceptable to The International Transport Workers Federation and the vessel will at all times carry a Blue Card;

(iv)                       the nationality of the vessels officers given in the Q88 ~~OCIMF Vessel Particulars Questionnaire~~ referred to in Clause 1(b) will not change without Charterers prior agreement.

(b)                          Owners guarantee that throughout the charter service the master shall with the vessel’s officers and crew, unless otherwise ordered by Charterers;

(i)                              prosecute all voyages with the utmost despatch;

(ii)                           render all customary assistance; and

(iii)                        load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

Duty to Maintain

3.                             (a)                          Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessel.

(b)                          If at any time whilst the vessel is on hire under this charter the vessel fails to comply with the requirements of Clauses 1. 2(a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-Clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 24.

(c)                           If Owners are in breach of their obligation under Clause 3(a). Charterers may so notify Owners in writing and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers’ reasonable satisfaction the exercise of due diligence as required in Clause 3(a), the vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

(d)                          Owners shall advise Charterers immediately, in writing, should the vessel fail an inspection by, but not limited to, a government and/or port state authority, and/or terminal and/or major charter or similar tonnage. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects which have caused the failure of such inspection.

(e)                           If, in Charterers reasonably held view:

(i)                              failure of an inspection, ~~or;~~

~~(ii)                           any finding of an inspection; referred to in Clause 3 (d),~~ prevents normal commercial operations then Charterers have the option to cancel the charter after allowing to Owners 40 days, in order to restore acceptability/approval in accordance with clause 43 herein, as amended and agreed and provided trading patterns permits re-inspection, ~~place the vessel of hire from the date and time that the vessel fails such inspection, or becomes commercially inoperable, until the date and time that the vessel passes a re inspection by the same organization, or becomes commercially operable, which shall be in a position no less favourable to Charterers than at which she went off hire.~~

(f)                            Furthermore, at any time while the vessel is off-hire under this Clause 3 (~~with the exception of Clause 3(e)(ii)~~. Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice. This sub-Clause (f) is without prejudice to any rights of Charterers or obligations of Owners under this Charter or otherwise (including without limitation Charterers’ right under Clause 21 hereof).

Period Trading

4.                             (a)         Owners agree to let and Charterers agree to hire the vessel for a period of

First 3 years: USD 15,700 pd less 1.25 pct comm to H Clarkson and Co. Ltd.

First Optional Year (To be declared latest by 60 Days from the 3rd anniversary date): USD 16,203 pd less 1.25 pct comm to H. Clarkson and Co. Ltd.

Second Optional Year (same 60 days declaration date for 5th year option prior to the anniversary of the 4th): USD 16,700 pd less 1.25 pct comm to H. Clarkson and Co. Ltd, always +/- 30 days in Charterer’s Option on the final period.

Limits and Safe Places

~~plus of minus      days in Charterers option~~, commencing from the time and date of delivery of the vessel, for the purpose of carrying all lawful merchandise (subject always to Clause 28) ~~including in particular,~~ CPP non-darker than 2.5 NPA inclusive edible oils and only cargoes permitted by the vessel’s class and coating manufacturer’s resistance list, and DPP/Crude but always last 3 CPP non-darker than 2.5 NPA prior redelivery.

in any part of the world, as Charterers shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof.

Worldwide, within IWL - Charterers shall direct, excluding, Eritrea, Ethiopia, Somalia, Israel, Iraq (Owners will consider on a case by case basis and not to be unreasonably withheld), Iran, CIS Russian Pacific ports except Nakhodka and Vladivostok provided ice free, Cuba, Orinoco River, Haiti, North Korea, Albania, Yemen except Aden, Cambodia, Sierra Leone, Liberia, Turkish occupied Cyprus, any war or warlike zone and any U.N. or USA embargoed port or places and any countries which are from time to time prohibited by the vessel’s flag state authority. Vessel not to force ice nor follow ice-breakers, To include, Amazon River trading not west of but including Manaus.

All cost related to OPA/COFR or any associated cost for trading to/from USA/Canada to be for Charterers account. Occasioned by specific voyages in the USA & Canada and excluding all cost for normal certifications of the vessel. Notwithstanding the foregoing, but subject to the war risks clause Charterers may order the vessel to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the vessel’s underwriters as a consequence of such order.

Owners may engage armed guards, take out K&R insurance, follow fixed route way points, enter convoys, pay crew bonuses for transits and port calls within GOA, Indian Ocean, East Africa and West Africa. All such amounts to be reimbursed by Charterers including deviation and waiting time costs, vessel to remain on hire during such operations.

Notwithstanding the foregoing.

but subject to Clause 35, Charterers may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the Vessel’s underwriters as a consequence of such order.

~~(b)                          Any time during which the vessel is off hire under this charter may be added to the charter period in Charterers option up to the total amount of time spent off hire. In such cases the rate of hir~~e ~~will be that-prevailing at-the time the vessel would, but fop the provisions of this Clause, have been redelivered.~~

(c)                           Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this charter. Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide.

(d)                          Unless otherwise agreed, the vessel shall be delivered by Owners ~~dropp~~i~~ng outward pilot at a port in~~ Worldwide in Owners’ option at Owners’ option and redelivered to Owners ~~dropping outward pilot at a port in~~ DLOSP I SP Red Sea, AG/Japan Range, UKC, MED, Caribs, USG, USAC, EC Mexico, ECC

at Charterers’ option.

(e)                           The vessel will delivered and re-delivered with last three (3) cargo(es) ~~of~~ unleaded CPP, undarker 2.5 NPA. and ~~will r~~e~~d~~e~~liv~~e~~r with last cargo(es) of~~

~~(f)                            Owners are required to give Charterers days prior notice of delivery and Charterers are required to give Owners days prior notice of redelivery.~~

-Last 3 Cargoes at the Time of Fixing:

Last: Jet / Delaney / Beaumont to Lagos

2nd Last: Unleaded Gasoline / Trafigura / Paldiski to Ecuador

3rd Last: Unleaded Gasoline / Trafigura / Klaipeda to Paldiski

- Delivery Notices: Owners to provide 20/15/12/10 days approximate notice of delivery and 7/5/3/2/1days definite notice of delivery

- Re-Delivery Notices: Charterers to provide 15/12/10 days approximate notice of re-delivery and 7/5/3/2/1 days definite notice of re-delivery

Laydays/ Cancelling

5.                                The vessel shall not be delivered to Charterers before September 15th 2014 (00.01 hours LT) And Charterers shall have the option of canceling this charter if the vessel is not ready and at their disposal on or before October 31st 20l4 (24:00 hours LT)

Owners to Provide

6.                                Owners undertake to provide and to pay for all provisions, wages (including but not limited to all overtime payments), and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clauses 4 and 34 or any other related clause of the time charter party on the basis of which Charterers has to pay for insurances or other expenses hereof, for all insurance on the vessel, for all deck, cabin and engine-room stores, and for water, for all drydocking, overhaul, maintenance and repairs to the vessel; and for all fumigation expenses and de-rat certificates. Owners’ obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a Period when the vessel is on-hire.

Charterers to Provide

7.                             (a)                          Charterers shall provide and pay for all fuel (except fuel used for domestic services), towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

(b)                          In respect of bunkers consumed for Owners purposes these will be charged on each occasion by Charterers on a firs-in-first-out basis valued on the prices actually paid by Charterers.

(c)                           If the trading limits of this charter include ports in the United States of America and/or its protectorates then Charterers shall reimburse Owners for port specific charges relating to additional premiums charged by providers of oil pollution cover, when incurred by the vessel calling at ports in the United States of America and/or its protectorates in accordance with Charterers orders.

Rate of Hire

8.                                Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of ~~United States Dollars~~

First 3 years: USD 15,700 pd less 1.25 pct comm to H Clarkson and Co. Ltd.

First Optional Year (To be declared latest by 60 Days from the 3rd anniversary date): USD 16,200 pd less 1.25 pct comm to H. Clarkson and Co. Ltd.

Second Optional Year (same 60 days declaration date for 5th year option prior to the anniversary of the 4th): USD 16,700 pd less 1.25 pct comm to H. Clarkson and Co. Ltd, always +/- 30 days in Charterer’s Option on the final period.

per day, and pro rata for any part of a day, from the time and date of her delivery (local time) to Charterers until the time and date of redelivery (local time) to Owners.

Payment of Hire

9.                                Subject to Clause 3 (c) and 3 (e), payment of hire shall be made in immediately available funds to:

Account:

[TO BE ADVISED]

in United States Dollars per calendar month in advance, less:

(i)                              any hire paid which Charterers reasonably estimate to relate to off-hire periods, and

(ii)                           any amounts disbursed on Owners’ behalf, any advances and commission thereon, and charges which are for Owners’ account pursuant to any provision hereof, and

(iii)                        any amounts due or reasonably estimated to become due to Charterers under Clause 3 (c) or 24 hereof, any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment,

(a)                           Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise; and

(b)                           Interest on any amount due but not paid on the due date shall accrue from the date after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Interest Rate as published by the Chase Manhattan Bank in New York at 12.00 New York time on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

Space Available to Charterers

10.                         The whole reach, burthen and decks of the vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed        tonnes at any time during the charter period.

Segregated Ballast

11.                         In connection with the Council of the European Union Regulation on the Implementation of IMO Resolution A747(18) Owners will ensure that the following entry is made on the International Tonnage Certificate (1969) under the section headed “remarks”:

“The segregated ballast tanks comply with the Regulation 13 of Annex 1 of the International Convention for the prevention of pollution from ships, 1973 as modified by the Protocol of 1978 relating thereto, and the total tonnage of such tanks exclusively used for the carriage of segregated water ballast is as per O88 The reduced gross tonnage which should be used for the calculation of tonnage based fees is as per O88             ”.

Instructions And Logs

12.                         Charterers shall from time to time give the master all requisite instructions and sailing directions, and the master shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents which are not provided by the master.

Bills of Lading

13.                      (a)                          The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the vessel, agency and other arrangements always in accordance with the terms and conditions of the time charter party, and shall sign Bills of Lading as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise;

(i)                              from signing Bills of Lading in accordance with the directions of Charterers, or their agents, to the extent that the terms of such Bills of Lading fail to conform to the requirements of this charter, or (except as provided in Clause 13 (b) from the master otherwise complying with Charterers or their agents orders.

(ii)                           from any irregularities in papers supplied by Charterers or their agents.

(b)                          If Charterers by e-mail or telex, facsimile or other form of written communication that specifically refers to this Clause request Owners to discharge a quantity of cargo either without Bills of Lading and/or at a discharge place other than that named in a Bill of Lading and/or that is different from the Bill of Lading quantity, then Owners shall discharge such cargo in accordance with Charterer’s instructions in consideration of receiving the following Owner’s P and I Club Wording ([TO BE ADVISED] )~~indemnity~~ which shall be deemed to be given by Charterers on each and every such occasion ~~and wh~~i~~ch is limited in value to 200% of the CIF value of the cargo carried on board;~~

~~(i)     Charterers shall indemnify Owners and Owners’ servants and agents in respect of any~~

~~liability loss or damage of whatsoever nature (including legal costs as between attorney or solicitor and client and associated expenses) which Owners may sustain by reason of delivering such cargo in accordance with Charterers’ request.~~

~~(ii)    If any proceeding is commeneed against Owners or any of Owners’ servants or agents in connection with the vessel having delivered cargo in accordance with such request, Charterers shall provide Owners or any of Owners’ servants or agents from time to time on demand with sufficient funds to defend the said proceedings.~~

~~(iii)   If the vessel or any other vessel or property belonging to Owners should be arrested or detained, or if the arrest or detention thereof should be threatened, by reason of discharge in accordance with Charterers instruction as aforesaid, Charterers shall provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such vessel or property and Charterers shall indemnify Owners in respect of any loss, damage or expenses caused by such arrest or detention whether or not same may be justified.~~

~~(iv)   Charterers shall, if called upon to do so at any time while such cargo is in Charterers’ possession, custody or control, redeliver the same to Owners.~~

~~(v)    As soon as all original Bills of Lading for the above earge which name as discharge port the place where delivery actually secured shall have arrived and/or come into Charterers’ possession, Charterers shall produce and deliver the same to Owners whereupon Charterers’ liability hereunder shall cease.~~

~~Provided however; if Charterers have not received all such original Bills of Lading by 24.00 hours on the day 36 calendar months after the date of discharge, that this indemnity shall terminate at that time unless before that the Charterers have received from Owners written notice that; sea) Some person is making a claim in connection with Owners delivering cargo pursuant to Charterers request or,~~

~~bbb) Legal proceedings have been commenced against Owners and/or carriers and/or Charterers and/or any of their respective servants or agents and/or the vessel for the same reason.~~

~~When Charterers have received such a notice, then this indemnity shall continue in force until such claim or legal proceedings are settled. Termination of this indemnity shall not prejudice any legal rights a party may have outside this indemnity.~~

~~(vi)   Owners shall promptly notify Charterers if any person (other than a person to when Charterers ordered cargo to be delivered clamis to be entitled to such cargo and/or if the vessel or any other property belonging to Owners is arrested by reason of any such discharge of cargo.~~

~~(vii)  This indemnity shall be governed and construed in accordance with the English law and each and any dispute arising out of or in connection with this indemnity shall be subject to the jurisdiction of the High Court of Justice of England.~~

~~(e)                           Owners warrant that the Master will comply with orders to carry and discharge against one or more Bills of Lading from a set of original negotiable Bills of Lading should Charterers so require.~~

Conduct of Vessel’s Personnel

14.                         If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

Bunkers at Delivery and Redelivery

15.                         Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on redelivery (whether it occurs at the end of the charter or on the earlier termination of this charter) accept and pay for all bunkers remaining on board, at the price actually paid, on a first-in-first-out basis. Such prices are be supported by paid invoices.

Vessel to be delivered to and redelivered from the charter with, at least, a quantity of bunkers on board sufficient to Reach the nearest main bunkering port.

Notwithstanding anything contained in this charter all bunkers on board the vessel shall, throughout the duration of this charter, remain the property of Charterers and can only be purchased on the terms specified in the charter at the end of the charter period or, if earlier, at the termination of the Charter.

Stevedores, Pilots, Tugs

16.                         Stevedores when required shall be employed and paid by Charterers, but this shall not relieve Owners from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged. Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact the servants of Charterers their agents or any affiliated company); provided, however, that

(a)              the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and

(b)              Charterers shall be liable for any damage to the vessel caused by or arising out of the use of stevedores, fair wear and tear excepted, to the extent that Owners are unable by the exercise of due diligence to obtain redress therefore from stevedores.

Super-Numeraries

17.                         Charterers may send representatives in the vessel’s available accommodation upon any voyage made under this charter, Owners finding provisions and all requisites as supplied to officers, except alcohol. Charterers paying at the rate of United States Dollars 25 (twenty five) ~~15 (fifteen)~~ per day for each representative while on board the vessel.

Sub-letting/ Assignment/ Novation Final Voyage

18.                         Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfillment of this charter. Additionally Charterers may assign or novate this charter to any company of the ~~Royal Dutch/Shell Group of Companies~~. Trafigura Group of Companies

19.                         If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for;

(a)                          disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision hereof, and

(b)                          bunkers on board at redelivery pursuant to Clause15.

Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage. Charterers shall continue to have the use of the vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.

Loss of Vessel

20.                         Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss; should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the vessel’s underwriters agree that the vessel is a constructive total loss: should the vessel be missing, this charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

Off-hire

21.                      (a)                          On each and every occasion that there is loss of time (whether by way of interruption in the vessel’s service or. from reduction in the vessel’s performance, or in any other manner);

(i)                              due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the vessel; or any other similar cause preventing the efficient working of the vessel; and such loss continues for more than ~~three~~ five consecutive hours (if resulting from interruption in the vessel’s service) or cumulates to more than ~~three~~ five hours (if resulting from partial loss of service); or

(ii)                           due to industrial action, refusal to sail, breach or orders or neglect of duty on the part of the master, officers or crew; or

(iii)                        for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than ~~three~~ five consecutive hours; or,

(iv)                       due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or

(v)                          due to detention of the vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the vessel, the vessel’s owners, or Owners (unless brought about the act or neglect of Charterers); then:

without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder or otherwise, the vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

As per Additional Clause 76 (BIMCO Piracy Clause for Time Charter Parties 2009)

(b)                          If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24, and such failure arises wholly or partly from any of the causes set out in Clause 21 (a) above, then the period for which the vessel shall be off-hire under this Clause 21 shall be the difference between;

(i)                              the time the vessel would have required to perform the relevant service at such guaranteed speed, and

(ii)                         the time actually taken to perform such service (including any loss of time arising from interruption in the performance of such service).

For the avoidance of doubt, all time included under (ii) above shall be excluded from any computation under Clause 24.

(c)              Further and without prejudice to the foregoing, in the event of the vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21 (a), the vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If vessel, for any cause or purpose mentioned in Clause 21 (a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(d)             If the vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.

(e)              Time during which the vessel is off-hire under this charter shall count as part of the charter period ~~except where Charterers declare their option to add off hire periods under Clause 4 (b).~~

(f)               All references to time in this charter party shall be references to local time except where otherwise stated,

Periodical Drydocking

22.             (a)             Owners have the right and obligation to drydock the vessel at regular intervals ~~of~~ as required by vessels class. On each occasion Owners shall propose to Charterers a date on which they wish to drydock the vessel, not less than 60 days before such date, and Charterers shall offer a port for such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.

Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers place the vessel at Owners’ disposal clear of cargo other than tank washings and residues.

Owners shall be responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have the right to retain any monies received therefor, without prejudice to any claim for loss or cargo under any Bill of Lading or this charter.

(b)             If a periodical drydocking is carried out in the port offered by Charterers (which must have Suitable unoccupied accommodation for the purpose and reception facilities for tank washings and residues), the vessel shall be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to resume Charterers’ service and is at the position at which she went off-hire or a position no less favourable to Charterers, whichever she first attains. However,

(i)                  provided that Owner exercise due diligence in gas-freeing, any time lost in gas-freeing to the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21), and

(ii)               any additional time just in further gas-fitting to meet the standard required for hot work or entry to cargo tanks shall count as off-hire, whether lost on passage to the drydocking port or after arrival there.

Any time which, but for sub-Clause (i) above, would be off-hire, shall not be included in any calculation under Clause 24.

The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for Owners account.

(c)              If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers’ instructions, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.

(d)             Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of tank-cleaning necessary to meet Charterers’ requirements, credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby, whether the vessel drydocks at an offered or a special port.

Ship Inspection

23.            Charterers shall have the right at any time during the charter period to make such inspection of the vessel as they may consider necessary. This right may be exercised as often and at such intervals as

Charterers in their absolute discretion may determine and whether the vessel is in port or on passage. Owners affording all necessary co-operation and accommodation on board provided, however.

(a)             that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owner’s authority over, or responsibility to Charterers or third parties for, the vessel and every aspect of her operation, nor increase Charterers’ responsibilities to Owners or third parties for the same; and;

(b)             that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right. Charterers’ inspectors to sign Owners’ visitors’ indemnity letter prior embarkation.

Detailed

24.              (a)              Owners guarantee that the speed and consumption of the vessel shall be as follows:-

Description and Performance

~~Average speed~~	~~Maximum average bunker consumption per day~~
~~in knots~~	~~main propulsion~~	~~auxiliaries~~
	~~fuel oil/diesel oil~~	~~fuel oil/diesel oil~~
~~Laden~~	~~tonnes~~	~~tonnes~~
	/	/
	/	/
	/	/
~~Ballast~~	/	/
	/	/
	/	/
	/	/

This Clause 24 shall not apply for the first 4 months from the date of delivery, after which this clause shall apply basis the speed and consumption figures provided by the previous owners below. However, in relation to the figures for speed and consumption, Owners shall be given a tolerance of 0.5 knots on the speed and 5% on the consumption.

Speed fuel consumption mt/day

Laden m/e aux total

14.5 kts 34.50 3.6 38.10

14.0 kts 32.50 3.6 36.10

13.5 kts 30.50 3.6 34.10

13.0 kts 28.50 3.6 32.10

12.5 kts 26.50 3.6 30.10

12.0 kts 23.50 3.6 27.10

Speed fuel consumption mt/day

Ballast m/e aux total

14.5 kts 30.50 3.6 34.10

14.0 kts 28.50 3.6 32.10

13.5 kts 24.50 3.6 28.10

13.0 kts 23.50 3.6 27.10

12.5 kts 21.50 3.6 25.10

12.0 kts 20.00 3.6 23.60

The foregoing bunker consumptions are for all purposes except cargo heating and tank cleaning and shall be pro-rated between the speeds shown.

The service speed of the vessel is 13.0 knots laden and 13.0 knots in ballast and in the absence of Charterers’ orders to the contrary the vessel shall proceed at the service speed. However if more than one laden and one ballast speed are shown in the table above Charterers shall have the right to order the vessel to steam at any speed within the range set out in the table (the “ordered speed”).

If the vessel is ordered to proceed at any speed other than the highest speed shown in the table, and the average speed actually attained by the vessel during the currency of such order exceeds such ordered speed plus 0.5 knots (the “maximum recognised speed”), then for the purpose of calculating a decrease of hire under this Clause 24 the maximum recognised speed shall be used in place of the average speed actually attained.

For the purposes of this charter the “guaranteed speed” at any time shall be the then-current ordered speed or the service speed, as the case may be.

The average speeds and bunker consumption shall for the purposes of this Clause 24 be calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each period stipulated in Clause 24 (c), but excluding any time during which the vessel is (or but for Clause 22 (b) (i) would be) off-hire and also excluding “Adverse Weather Periods”, being;

(i)                  any periods during which reduction of speed is necessary for safety in congested waters or in poor visibility

(ii)               any days, noon to noon, when winds exceed force 5 ~~8~~ on the Beaufort Scale ~~for more than~~ for more than 3 hours. ~~12 hours.~~

(b)             If during any year from the date on which the vessel enters service (anniversary to anniversary) the vessel falls below ~~or exceeds~~ the performance guaranteed in Clause 24 (a) then if such shortfall or excess results;

(i)                  from a reduction ~~or an increase~~ in the average speed of the vessel, compared to the speed guaranteed in Clause 24(a), then an amount equal to the value at the hire rate of the time so lost ~~or gained, as the ease may be,~~ shall be included in the performance calculation;

(ii)               from an increase ~~or a decrease~~ in the total bunkers consumed, compared to the total bunkers which would have been consumed had the vessel performed as guaranteed in Clause 24 (a), an amount equivalent to the value of the additional bunkers consumed or the bunkers saved, as the case may be, based on the average price paid by Charterers for the vessel’s bunkers in such period, shall be included in the performance calculation.

The results of the performance calculation for laden and ballast mileage respectively shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather Periods, by dividing such addition or deduction by the number of miles over which the Performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather Periods, in order to establish the total performance Calculation for such period.

Reduction of hire under the foregoing sub-Clause    (b) shall be without prejudice to any other remedy available to Charterers.

(c)              Calculations under this Clause 24 shall be made for the yearly periods terminating on each successive anniversary of the date on which the vessel enters service, and for the period between the last such anniversary and the date of termination of this charter if less than a year. Claims in respect of reduction of hire arising under this Clause during the final year or part year of the charter period shall in the first instance be settled in accordance with Charterers’ estimate made two months before the end of the charter period. Any necessary adjustment after this charter terminates shall be made by payment by Owners to Charterers ~~or by Charterers to owners as the ease may require.~~

d)                 Owners and Charterers agree that this Clause 24 is assessed on the basis that Owners are not entitled to additional hire for performance in excess of the speeds and consumptions given in this Clause 24.

Fuel prices for performance shall be average prices paid. The warranted speed and consumptions are applicable when the vessel is sailing in un restricted waters between sea buoy to sea buoy in moderate weather up to 5 on the Beaufort scale and without adverse current. Any passages from sea buoy to sea buoy less than 24 hours duration and passages in restricted waters, rivers etc. are to be excluded from performance warranties/guarantees.

Salvage

25.            Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share.

Lien

26.            Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this charter, and Charterers shall have a lien on the vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.

Exceptions

27.              (a)            The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in bull, equipment or machinery; provided, however, that Clauses 1, 2, 3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

(b)             The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

(c)              Clause 27 (a) shall not apply to, or affect any liability of Owners or the vessel or any other relevant person in respect of;

(i)             loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers, or

(ii)          any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. All such claims shall be subject to the Hague - Visby Rules or the Hague Rules or the Hamburg Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague - Visby Rules unless the Hamburg Rules compulsorily apply in which case to the Hamburg Rules.

(d)             In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

Injurious Cargoes

28.            No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the foregoing any damage to the vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers’ account No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the vessel to capture or seizure by rulers or governments.

Grade of Bunkers

29.            Charterers shall supply fuel oil with a maximum viscosity of 380 centistokes (as per attachment, to be provided) centistokes at 50 degrees centigrade and/or marine diesel oil for main propulsion and fuel oil with a maximum viscosity of 380 centistokes (as per attachment, to be provided) centistokes at 50 degrees centigrade and/or diesel oil for the auxiliaries. If Owners require the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof. Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality complying with the ISO Standard 8217 for Marine Residual Fuels and Marine Distillate Fuels as applicable. Charterers to supply alternative fuels where required by authorities.

Disbursements

30.            Should the master require advances for ordinary disbursements at any port, Charterers or their agents shall make such advances to him, ~~in consideration of which Owners shall pay a commission of two and half per-cent~~, and all such advances ~~and commission~~ shall be deducted from hire.

Laying-up

31.            Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessel at a safe place agreed mutually between Owners and Charterers ~~nominated by Charterers~~, in which case the hire provided for under this charter shall be adjusted to reflect any net increased in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay-up. Charterers may exercise the said option any number of times during the charter period. If the vessel is to be laid up in excess of a continuous ninety (90) days period, time and costs for hull cleaning to be for Charterers’ account.

Requisition

32.            Should the vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such Governments in respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of the charter period.

Outbreak of War

33.            If war or hostilities break out between any two or more of the following countries: U.S.A., the countries or republics having been part of the former U.S.S.R (except that declaration of war or hostilities solely between any two or more of the countries or republics having been part of the former USSR shall be exempted), P.R.C. U.K., Netherlands, then both Owners and Charterers shall have the right to cancel this charter.

Additional War Expenses

34.            ~~If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war; Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a waiver or any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.~~

~~Any payments by Charterers under this clause will only be made against provea documentation. Any discount or rebate refunded to Owners, for whatever reason, in respect of additional war risk premium shall be passed on to Charterers.~~

If the Vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war. Owners to insure the vessel against hull war risks in an amount equal to the insured value of the Vessel under her ordinary hull policy presently [USS [TO BE ADVISED] ] Upon cover’s written confirmation Owners will obtain from the Insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

Charterers shall pay only any provable additional cost of any additional crew bonuses. K&R. additional LoH and other expenses which are reasonably incurred by Owners as a consequence of such orders provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are agreed by Owners. For the avoidance of doubt any “blocking and trapping”, “loss of profit”, “annual loss of hire insurance”, “loss of freight” or “loss of bunkers” insurance taken out by Owners in respect of the Vessel, and any additional premium relating thereto, arising from Charterers trading of the Vessel, shall be for Owners’ account.

With reference to the Clause 76, the BIMCO Piracy Clause for Time Charterparties 2009, it is understood and agreed that any payments made to owners by underwriters for loss of hire in case of seizure fry pirates, shall be offset against any hire payments matte by Charterers.

Owners agree to use Charterers AWRP policies if same more competitive and the policy/policies are acceptable to vessel’s mortgagees. Charterers to reimburse Owners such amounts within 30 days from Invoicing with supporting documents.

War Risks

35.               (a)           The master shall not be required or bound to sign Bills of Lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions, or revolutions.

(b)             If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 35 (a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter (a “place of peril”), then Charterers or their agents shall be immediately notified in writing or by radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfillment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

(c)              The vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person of body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation. If by reason of or in compliance with any such direction or recommendation the vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfillment of Owners obligations under this charter so far as cargo so discharged is concerned.

Charterers shall procure that all Bills of Lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952. The vessel will not be ordered and will not perform and ship to ship transfer with war / military vessels.

Both to Blame to Collision Clause

36.            If the liability for any collision in which the vessel is involved while performing this charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, he owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”

“The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be determined in accordance with the laws of the United States of America.

New Jason Clause

37.            General average contributions shall be payable according to the York/Antwerp Rules, 1994, as amended from time to time, and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

Clause Paramount

38.              Charterers shall procure that all Bills of Lading issued pursuant to this charter shall contain the following:

“(1)       Subject to sub-clause (2) or (3) hereof, this Bill of Lading shall be governed by, and have effect subject to the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague - Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the “Hague-Visby Rules.”

“(2)       If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

“(3)       If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the Hamburg Rules) compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then Bill of Lading shall have effect subject to the Hamburg Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.”

“(4)       If any term of this Bill of Lading is repugnant to the Ilaguc-Visby Rules, or Hague Rules, or Hamburg Rules, as applicable, such term shall be void to that extent but no further.”

“Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

Insurance/ITOPF

39.                    Owners warrant that the vessel is now, and will, throughout the duration of the charter:

(a)             be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited.

(b)             be properly entered in [TO BE ADVISED] P and I Club, being a member of the International Group of P and I Clubs;

(c)              have in place insurance cover for oil pollution for the maximum on offer through the International Group of P&I Clubs but always a minimum of United States Dollars 1,000,000,000 (one thousand million);

(d)             have in full force and effect Hull and Machinery insurance placed through reputable brokers on Institute Time Clauses or equivalent for the value of United States Dollars [TO BE ADVISED] as from time to time may be amended with Charterers approval, which shall not be unreasonably withheld.

~~Owners will provide, within a reasonable time following a request from Charterers to do so.~~

~~documented evidence of compliance with the warranties given in this Clause 39.~~

Owners will provide to Charterers within three business days after this charterparty is concluded documented evidence of compliance with the warranties given in this clause 39. If documented evidence of compliance is not received by Charterers within that three business days Charterers have the right to cancel the charterparty within one business day thereafter.

Export Restrictions

40.            The master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all Bills of Lading issued under this charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this Bill of Lading so far as the cargo so discharged is concerned”.

The foregoing provision shall apply mutates mutandis to this charter, the references to a Bill of Lading being deemed to be references to this charter.

Business Principles

41.            Owners will co-operate with Charterers to ensure that the Business Principles, as amended from time to time, of the Royal Dutch/Shell Group of Companies, which are posted on the Shell Worldwide Web (www.shell.com), are complied with.

Drugs and Alcohol

42.              (a)            Owners warrant that they have in force an active policy covering the vessel which meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board Ship” as published by the Oil Companies International Marine Forum (OCIMF) dated January 1990 (or any subsequent modification, version, or variation of these guidelines) and that this policy will remain in force throughout the charter period, and Owners will exercise due diligence to ensure the policy is complied with.

(b)             Owners warrant that the current policy concerning drugs and alcohol on board is acceptable to ExxonMobil and will remain so throughout the charter period.

Oil Major Acceptability

43.            If, at any time during the charter period, the vessel becomes unacceptable to any Oil Major, Charterers ~~shall have the right to terminate the charter.~~ will allow to Owners 40 days in order to restore the acceptability/approval. If Owners fail to do so. provided that the vessel called at ports where inspectors were available and carried cargoes suitable for verting inspections. Charterers shall have the right to terminate the charter.

Pollution and Emergency Response

44.            Owners are to advise Charterers upon Charterers’ request of organizational details and names of Owners personnel together with their relevant telephone/facsimile/e-mail/telex numbers, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a 24 hour basis in the event of oil spills or emergencies.

ISPS Code/US MTSA 2002

45.               (a)      (i)                        From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) and the US Maritime Transportation Security Act 2002 (MTSA) in relation to the Vessel and thereafter during the currency of this charter. Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) and the owner (as defined by the MTSA) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company” and the requirements of MTSA relating to the vessel and the owner. Upon request Owners shall provide documentary evidence of compliance with this Clause 45(a)(i).

(ii)               Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Owners or “the Company “/owner to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for Owners’ account.

(b)              (i)                   Charterers shall provide Owners/Master with their full style contact details and shall ensure that the contact details of all sub-charterers are likewise provided to Owners/Master. Furthermore, Charterers shall ensure that all sub-charter parties they enter into during the period of this charter contain the following provision; “The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii)               Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Charterers to comply with this sub-Clause 45 (b) shall be for

Charterers’ account.

(c)              Notwithstanding anything else contained in this charter costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Charterers’ account, unless such costs or expenses result solely from Owners’ negligence in which case such costs or expenses shall be for Owners account. All measures required by Owners to comply with the security plan required by the ISPS Code/MTSA shall be for Owners’ account.

(d)             Notwithstanding any other provision of this charter, the vessel shall not be off-hire where there is a loss of time caused by Charterers failure to comply with the ISPS Code/MTSA (when in force).

(e)              If either party makes any payment which is for the other party’s account according to this Clause, the other parry shall indemnify the paying party.

Law and Litigation

46.              (a)            This charter shall be construed and the relations between the parties determined in accordance with the laws of England.

(b)             All dispute arising under this charter shall be referred to Arbitration in London in accordance with the Arbitration Act 1996 (or any re-enactment or modification thereof for the time being in force) subject to the following appointment procedure:

(i)                  The parties shall jointly appoint a sole arbitrator not later than 28 days after service of a request in writing by either party to do so.

(ii)               If the parties are unable or unwilling to agree the appointment of a sole arbitrator in accordance with (i) then each party shall appoint one arbitrator, in any event not later than 14 days after receipt of a further request in Writing by either party to do so. The two arbitrators so appointed shall appoint a third arbitrator before any substantive hearing or forthwith if they cannot agree on a matter relating to the arbitration.

(iii)            If a party fails to appoint an arbitrator within the time specified in (ii) (the Party in Default), the party who has duly appointed his arbitrator shall give notice in writing to the Party in Default that he proposes to appoint his arbitrator to act as sole arbitrator.

(iv)           If the Party in Default does not within 7 days of the notice given pursuant to (iii) make the required appointment and notify the other party that be has done so the other party may appoint his arbitrator as sole arbitrator whose award shall be binding on both parties as if he had so appointed by agreement.

(v)              Any Award of the arbitrator(s) shall be final and binding ~~and not subject is appeal.~~

(vi)           For the purposes of this clause 46(b) any requests or notices in writing shall be sent by fax, e-mail or telex and shall be deemed received on the day of transmission.

(c)          It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this Charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

Confidentiality

47.            All terms and conditions of this charter arrangement shall be kept private and confidential.

Construction

48.            The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.

Appendix A:                                                   ~~OCIMF Vessel Particulars Questionnaire~~ Q88 for the vessel, [TO BE ADVISED) shall be incorporated herein.

~~Appendix B:                                                   Shell Safety and Environmental Monthly Reporting Template, as attached, shall be incorporated herein:~~

Additional Clauses:              As attached, shall be incorporated herein.

SIGNED FOR OWNERS	SIGNED FOR CHARTERERS
MR Leo Limited
Trafigura Maritime Logistics PTE Ltd

/s/ [ILLEGIBLE]
FULL NAME	FULL NAME

POSITION	POSITION

Trafigura Time Charterparty Clauses

Marlin Iris

Charter Party Dated: July 11th 2014

TRAFIGURA ADDITIONAL CLAUSES AND AMENDMENTS TO SHELLTIME 4

(AS AMENDED DECEMBER 2003)

A.                            GENERAL TERMS

1.                              Charter to be based on Shelltime 4 Charter Party deleting any references to Shell International Trading and Shipping Company Limited and replacing with Trafigura PTE LTD. .

2.                              All negotiations and details of this Charter are to remain private and confidential by all parties concerned, except so far as concerns such information as is required to be disclosed by either party to its employees, auditors, lawyers and affiliates who have a need to know such information in connection with the performance of this Charter, to any court or governmental authority requiring such, or to any other appropriate third party to the extent necessary to comply with any legal or governmental requirement or to give commercial effect to the Charter.

3.                              In the event of a conflict of terms, the provisions of these Additional Clauses and Amendments to Shelltime 4 shall prevail over those of the standard Shelltime 4 form to the extent of such conflict but no further.

4.                              In each and every case where there is reference in this Charter to correspondence by “telex”, it shall be read as correspondence by “e-mail or telex”.

B.                            TRAFIGURA ADDITIONAL TERMS TO SHELLTIME 4:

49.                       ON HIRE/OFF HIRE SURVEYS

If required by the Charterers joint on hire/off hire surveys are to be carried out at the delivery and redelivery ports respectively by an independent surveyor acceptable to both parties to inspect the Vessel’s condition and to ascertain the quantity of bunkers on board. The cost of and any time lost by reason of the surveys shall be shared equally between the Owners and the Charterers.

50.                       INSPECTIONS

50.1                In addition to the joint on hire/off hire surveys and further to their rights of inspection as set out in clause 23 of this charterparty the Charterers’ right to make such inspection of the Vessel as they may consider necessary includes but is not limited to the right to place on board the Vessel an inspector, surveyor and/or representative to inspect and/or test:

(i)                            The Vessel’s hull, machinery and equipment and living spaces;

(ii)                         The Vessel’s operational procedures both in port and at sea; and

(iii)                      The Vessel’s certificates, records and documents

to determine whether the Owners are complying in all respects with their obligations and that the Vessel is in full compliance with international, national, ~~state or local~~ conventions, laws, regulations and ordinances currently in force or which may come into force in respect of the waters and trading areas to which the Vessel may be ordered during the charter period. Any delay caused by such inspection or test will be for the Charterers’ account but any repair or delay by reason of the Owners’ non-compliance will be for the Owners’ account. Charterers’ inspector, surveyor and / or representative to sign Owners’ visitor’s indemnity letter / LOI, whenever placed on board, always. Charterers to notify Owners, well in advance, provided time permits, of the date and place of any inspection and / or embarkation of Charterers’ inspector as per this additional clause 50.1 or as per any other clause of the charter party. OCIMF guidelines to be followed always by Charterers’ inspectors.

50.2                The Charterers shall also have the right to require inspection of the Vessel’s tanks at loading and/or discharging ports to ascertain the condition of the tanks, the quality of the cargo, water and residues on board. In that respect the Charterers’ inspector, surveyor and/or representative has the right to ullage, inspect and take samples from the Vessel’s cargo tanks, bunker tanks, void spaces and other non-cargo tanks. Depressurisation of the tanks to permit such inspection and/or ullaging shall be carried out under the supervision of the Vessel’s Master in accordance with the recommendations in the latest edition of the International Safety Guide for Oil Tankers and Terminals and at the time, risk and expense of Charterers. Any delay caused by such inspection will be for Charterers’ account.

50.3                The Charterers are further entitled from time to time during the charter period on reasonable notice to arrange for their representative(s) to attend the Owners’ offices or the offices of the Owners’ managers or managing agents as the case may be in order to audit, assess ~~and/or investigate~~ the Owners’ policy, management, crewing and operations in relation to the services to be provided by the Vessel under this charter.

50.4                Any deficiencies determined by the Charterers, their representative(s), surveyor and/or inspector following any of the above audits, ~~investigations~~, inspections and/or tests shall be corrected by the Owners at the Owners’ time and expense within 30 days of the Charterers giving the Owners notice in writing of the deficiency. If the Owners do not correct the deficiency within the said 30 days the Charterers have the option to place the Vessel off hire until she is restored to or the Owners’ policy, management, crewing and operations conform to the Charterers’ reasonable satisfaction.

50.5                Whether or not the Charterers exercise their rights under this clause, no action or inaction on their part shall be deemed to be a waiver of their rights and shall be without prejudice to any other remedy available to the Charterers.

51.                       INSTRUCTIONS

51.1                Charterers will give the Master specific telexed or email instructions for each loading/discharging operation. These instructions will always include agents. All instructions will be signed by the Charterers’ authorised person(s) and the Master will only take instructions from the Charterers by telex/email, or, if verbally, on receipt of telex confirmation by an authorised person. If the Master receives instructions either verbally or telexed from any person other than authorised by the Charterers, then the Master will contact the Charterers’ authorised person(s) and report the situation verbally in the first instance, but always accompanied with a telex. If the Master is unable to reach the Charterers’ authorised person(s) the Master will maintain the Vessel’s position and keep trying to contact the Charterers’ authorised person(s) until reached. On contact, the authorised person(s) will advise the Master verbally followed by telex how to proceed.

51.2                Vessels Loading: Sidi Kerir or Discharging: Ain Sukhna

A.            ETA notices to be sent to Sumed immediately upon sailing from previous port then at 72, 48 and 24 hours prior to arrival, plus immediate notification of any change in ETA of more than 6 hours either:

By cable to “Sumed, Alexandria”. The cable to be prefixed “to be conveyed via telex (54108 or 54033 SUMED UN). To operations office — oil movement, attention Mr. S. El-Rabat”, or

Direct by telex on number 54108 or 54033 SUMED UN addressed to operations office - oil movement attention Mr. S. El-Rabat.

In addition to the above, Master should contact SUMED on VHF 2182 khz twenty four hours prior to arrival to confirm ETA. Masters are also required to contact the terminal on VHF channel 16 (or preferably channels 78 and 03 if available) six hours prior to arrival.

B.            At the time that first ETA is provided Master should also advise amount of ballast to be discharged. This is most important. In this respect please note following instructions regarding ballast:

Any ballast, clean or dirty, contained in vessel’s cargo tanks upon arrival at Sidi Kerir, must be discharged at shore deballasting facilities, and will be charged to Charterer’s ~~Owners’~~ account.

Should vessel’s Master advise that cargo tanks contain clean ballast, SUMED can arrange for an analysis at Master’s request, with all costs for account of Charterer’s ~~Owners’~~, and if result shows that ballast will not pollute the sea, they will allow vessel to discharge water into the sea.

Ballast water will be considered clean only in the following cases:

A.               To be contained in segregated tanks,

B.               If ballast is in the cargo tanks that has been crude oil washed in the previous discharge and water washed during the ballast leg. as per MARPOL regulations any other form of ballast will be considered dirty ballast.

52.                        CONTACT DETAILS

The Master and Vessel may be contacted at any time using the following numbers and procedures:

[insert details]

53.                        TANK CLEANING

53.1                On delivery and prior to all subsequent loadings the Vessel will be presented clean to the Charterers, ~~Sub-Charterers and/or suppliers’~~ inspector’s satisfaction for the intended cargo. Without prejudice to the Charterers’ rights of cancellation and/or other rights whatsoever in the event that the Vessel’s tanks, pumps or lines are rejected due to lack of cleanliness the Vessel will be placed off hire until her tanks, pumps or lines are finally accepted by the Charterers, ~~Sub Charterers and/or suppliers’~~ inspector.

53.2                The Master and crew will thoroughly clean the Vessel’s tanks, pumps and lines after every voyage in accordance with Charterer’s ~~Owners’~~ procedures and internationally recognised procedures and practices. In that respect the Master and crew are warranted proficient in performing such duties in accordance with the standard tank cleaning procedure and the Vessel is warranted to have all necessary cleaning equipment on board including, without limitation, WWT kit, steam hoses, chemical spray pumps and gas masks. Accordingly, the costs of crew cleaning and cleaning equipment will be for the Owners’ account but all cleaning materials including fresh water, chemicals, detergent, synthetic soap, mops and rags will be for the Charterers’ account unless the Vessel is off hire having failed an inspection in which case those costs will also be for the Owners’ account.

54.                        OFF HIRE PROVISIONS

54.1                The Owners guarantee that prior to presentation of the Vessel and for the duration of this charterparty, the officers and crew of the Vessel and/or the officers and/or crew of any other Vessel under the same ownership, management ~~or supplied by related manning agents~~ are employed under conditions acceptable to the ITF.

54.2                Without prejudice to the generality of that guarantee and the Charterers’ right to seek damages in respect of its breach, in the event that the Vessel is boycotted, blockaded, blacklisted, subject to interference, subject to strike (legal or illegal), subject to stoppage of labour in any type or form, be it ship or shore labour, or denied or restricted in the use of port and/or discharging facilities and/or tug or pilotage assistance, all or any such events on account of ITF non-acceptability as aforesaid or otherwise, the Vessel’s flag, registry, ownership, management, manning, wages or conditions of employment of her officers and/or crew or of the officers and/or crew of any other Vessel under the same ownership or management or because of the previous trading of the Vessel or any other Vessel as aforesaid, hire shall cease for the time thereby lost, ~~including any consequential loss of time~~ and the Owners will be responsible for and shall pay in the first instance all extra direct expenses, ~~whether direct or indirect~~, incurred arising therefrom, including but not limited to proceeding to an alternative berth or port and/or transhipping or otherwise forwarding any cargo to its place of delivery. Further, the Owners shall be responsible for and shall promptly reimburse the Charterers for any third party direct claims arising from the Owners’ breach of this clause including, but not limited to, cargo interests’ claims for loss and/or damages arising ~~including any sums payable such as carrying charges under the relevant sale contract-which are acknowledged by the Owners not to be too remote to be recovered.~~

55.                       PUMPING CLAUSE

The Owners warrant that throughout the charter period the Vessel will either discharge a full homogenous cargo ~~(whether homogenous or multi grade)~~ within 24 hours (or pro rate time for part thereof) or maintain 100 psi at the Vessel’s manifold and the Owners warrant such minimum performance provided the receiving facilities permit and subject always to an obligation on the Owners to perform the Vessel’s service with utmost despatch. The discharge terminal has the right to gauge line pressure. If the Vessel fails to comply with the above warranties provided shore facilities permit as aforesaid, ~~the Charterers have the right to order the Vessel to be withdrawn from the berth in which case all time and expenses incurred are for the Owners’ account-until the Vessel re berths and resumes discharge operations.~~ If the Vessel fails to comply with the above warranties and the discharge terminal orders the Vessel to be withdrawn from the berth, all time and expenses incurred are for the Owners’ account until the Vessel re-berths and resumes discharge operations. Further, and alternatively, any delay by reason of the Vessel’s failure to comply with the above warranties and any expenses arising therefrom including but not limited to terminal charges for berth occupancy shall be for the Owners’ account. All pumping logs must be noted by the Vessel in the event of any restrictions imposed by the receiving terminal restricting/slowing discharge, duly signed by the Master and terminal and sent directly by the Vessel to the Charterers within one business day.

56.                       DRUG AND ALCOHOL CLAUSE

For the purposes of clause 42 of the Shelltime 4 form and the OCIMF Guidelines, alcohol impairment shall be defined as a blood alcohol content of 40mg/100ml or greater; the appropriate seafarers to be tested shall all be Vessel’s officers and the drug/alcohol testing and screening shall include random or unannounced testing in addition to routine medical examinations. An objective of the policy shall be that the frequency of the random/unannounced testing is adequate to act as an effective abuse deterrent, and that all officers are tested at least once a year through a combined programme of random/unannounced testing and routine medical examinations. The Owners further warrant that if required by Charterers a full declaration has been passed on to the Exxon/Exxon affiliate which confirms that the Vessel operates under a Drug and Alcohol Policy which meets or exceeds the OCIMF Guidelines.

57.                       SHIP-TO-SHIP LIGHTERING

57.1                The Charterers have the option to load or discharge the Vessel via ship-to-ship transfer either partially or totally at sea or at anchor or underway off any port that the Charterers may direct and the Charterers have the right to employ the vessel in unrestricted, consecutive ship-to-ship transfer operations subject to crew fatigue and rest, always and as per SCTW.

57.2                The Owners warrant the Vessel is and will remain fully suitable for such lightering operations and Charterer’s warrant that the operations will ~~shall~~ be carried out in accordance with all applicable conventions, laws, regulations, rules and the like of any international, national, state or local government entity and in accordance with the procedures set out in the latest revised edition of the International Chamber of Shipping Oil Companies International Marine Forum Ship-to-Ship Transfer Guide (Petroleum) (“ICS/OCIMF Guidelines”).

57.3                The Owners agree to allow supervisory personnel on board including but not limited to a Mooring Master to advise on the performance of the ship-to-ship transfer operation. It is understood, however, that the Master of the Vessel shall be responsible for assuring the safe operation of the Vessel at all times throughout the transfer operation and for assuring that the requirements of any conventions, laws, regulations and rules, the ICS/OCIMF Guidelines and prudent seamanship are met. It is further understood and agreed that the crew of the Vessel will assist in handling fenders and cargo hoses as well as mooring and unmooring as required by the Mooring Master at no cost to the Charterers.

All necessary equipment for STS transfer, including but not limited to fenders, cargo hoses, mooring ropes / wires, as the case may be, etc. to be supplied and paid for by Charterers

57.4                The Owners warrant ~~guarantee~~ that the Vessel is capable of and will maintain a safe and reasonable stability during and after the lightering operation provided that all applicable for STS requirements are met and OCIMF guidelines are followed strictly.

57.5                The Charterers will provide all fenders, hoses and all equipment necessary to perform the lightering operation at the Charterers’ expense.

After completion of STS transfer operations, if the registered owner of the Vessel requests a B/L for its vessel transportation of the loaded cargo, the Master may issue the B/L based on the Vessel’s ullages. It is understood that if the Master issues such an offshore B/L, this B/L will be cancelled and exchanged for a B/L issued at the discharge terminal and/or discharge port anchorage area prior to the Vessel’s commencement of first discharge. The cargo quantity appearing on the face of this B/L will be the total calculated volume (“TCV”) as determined by either separately appointed surveyors or a mutually agreed, jointly appointed independent surveyor. Any B/L’s issued by the Master should incorporate on the face of the B/L the terms and conditions of the applicable Charter Party and must be in the form as provided for in the applicable Charter Party. If the registered owner requires an LOI concerning the issuance, cancellation, ~~changing~~ and/or changing ~~exchanges~~ of B/L’s Charterers confirm that they will give this ~~the disponent owner warrants that the registered owner will accept a~~ LOI as signed by the Charterer in the form specified in Clause 13(b) of the Charter Party logically amended.

58.                       BUNKERS

58.1                The Charterers have the option to bunker the Vessel at their time and expense, unless concurrently with vessel’s operations before delivery provided this does not interfere with the discharge operation or delay delivery.

58.2                The Vessel will be redelivered with about the same quantity of bunkers as on delivery excluding any bunkers taken for the Charterers’ account before delivery subject to the requirement that there is a sufficient quantity of bunkers on board to reach the nearest main bunkering port.

58.3                At the time of delivery of the Vessel the Owners shall provide the Charterers with the bunker delivery note(s) of any fuels on board and shall place at the disposal of the Charterers any samples relating to the fuels on board.

58.4                Throughout the charter period the Owners will provide 72 and 48 hours approximate and 24 hours definite written notice of any intended bunker delivery also advising any change in excess of 3 hours and the exact location and time at which delivery is required.

58.5                Throughout the charter period the Charterers shall ensure that bunker delivery notes are presented to the Vessel on the delivery of fuel(s) and the Owners shall ensure that continuous drip samples are taken at the Vessel’s bunker manifolds during the entire bunkering operation and sealed in the presence of competent representatives of the suppliers, the Charterers (at Charterers’ option) and the Owners one sample to be retained of each of the fuels supplied on the Vessel and two samples to be retained by the suppliers.

58.6                The samples shall be securely sealed and provided with labels showing the Vessel’s name, identity of delivery facility, product name, delivery date and place and seal number, authenticated with the Vessel’s stamp and signed by the suppliers’ representative and the Master of the Vessel or his authorised representative.

58.7                The fuel samples shall be retained by the suppliers and the Vessel for 13 months ~~60 (sixty) days~~ after the date of delivery or for whatever periods necessary in case a claim for any defect in the quality of the fuels is brought to the Charterers’ attention prior to the expiry of that 13 months ~~60 (sixty) day~~ period. In that respect any claim for any defect in quality of the fuels must be brought to the Charterers’ attention immediately and, in any event, within 13 months ~~60 days~~ of delivery together with full details of the claim with supporting evidence failing which any such claim shall be deemed waived and shall be time barred regardless of whether the Owners were unaware of the grounds for a claim until a later date.

58.8                One sample will immediately after delivery be sent by Vessel’s Master to the nearest DNV laboratory for analysis, clearly identifying that the request for analysis comes from the Charterers. Any dispute regarding the quality of the fuels shall be settled by that analysis and by Owners’ / technical managers’ analysis, together, the findings of which shall be conclusive evidence as to conformity or otherwise with the bunker fuel specification(s). In case the results of the two analysis are different, then a third analysis by another independent laboratory, chosen by Charterers and Owners mutually, will be arranged and the results of this third analysis shall be conclusive evidence as to conformity or otherwise with the bunker fuel specification(s).

58.9                The Charterers ~~Owners~~ will ensure that ~~an~~ Charterers ~~Owners’~~ representative witnesses bunker soundings and measurement of bunker quantities before and after delivery whether at the manifold, on shore or at the bunker barge tanks as determined by the suppliers and any complaint of an incorrect measurement of the quantity of fuel(s) delivered must be made both orally and in writing at the time of delivery and notified to all parties concerned immediately after delivery and noted in the delivery receipt at the time of delivery, failing which the suppliers’ determination of quantity shall be final and conclusive and any claim to the contrary is deemed to be waived and absolutely barred.

59.                       ETA/TRACKING

59.1                The Owners undertake that, unless the Charterers require otherwise, the Master shall email/telex, in the format provided by the Charterers, his noon position on every day during the currency of this charter. Furthermore, the Master will keep the Charterers fully advised of the Vessel’s ETA and changes/variations of more than 6 hours immediately be notified to the Charterers.

59.2                Owners undertake that, unless Charterers require otherwise, the Master shall advise Charterers:

i.              Immediately on leaving the final port of call on the previous voyage of the time and date of the vessel’s expected arrival at the first loading port and shall further advise Charterers 72, 48, 36, and 24 hours before the expected arrival time/date.

ii.           Immediately after departure from the final loading port, of the vessel’s expected time of arrival at the first discharging port or the area at sea to which the vessel has been instructed to proceed for wireless orders, and confirm or amend such advice not later than 72, 48, 36 and 24 hours before the vessel is due at such port or area;

iii.        Immediately of any variation of more than six hours from expected times of arrival at loading or discharging ports, Quoin Island or such area at sea to Charterers;

iv.       Immediately if any situation occurs after the date of this charter party which may result in tendering later than the cancelling date, or in damage to the vessel or cargo, or in tardy performance of the voyage

59.3                For clause 59.2, if the loading range is Arabian Gulf, load port is defined as arrival off Quoin Island

59.4                The Owners further undertake that unless the Charterers require otherwise, the Master will follow voyage orders issued by the Charterers.

59.5                The Owners shall be responsible for any direct consequences or additional expenses arising as a result of non-compliance with this clause.

59.6                Charterer’s communication details:

To be Advised

59.7                The Charterers may from time to time throughout the charter period employ an Inmarsat C trading system on the Vessel provided this does not interfere with the Vessel’s navigational system. All registration and communication costs relating to this tracking system will be for the Charterers’ account. The Charterers will advise when the system is operative and confirm termination on completion of the charter. The Owners will supply the following information, which will form part of this clause:

Inmarsat C number (9 digits beginning with 4): [number to be inserted]

60.                        ELIGIBILITY AND COMPLIANCE

60.1                It is a condition of this charterparty that the Vessel is and shall remain throughout the duration of this charter in all respects eligible under all applicable conventions, laws, regulations, rules, ordinances, decrees, conventions and any other applicable directives of the country of the Vessel registry and of any international, national, ~~state or local government~~ entity including without limitation port and customs authorities for trading to and from any port or place within the trading limits set out in clause 4 of this charterparty. For the avoidance of doubt and without limitation such compliance includes compliance with the rules of the International Convention for the Prevention of Pollution from Ships (MARPOL 1973/1978) as amended, the International Convention of the Safety of Lives at Sea (SOLAS 1974/1978/1983) as amended, the US Oil Pollution Act of 1990 (OPA 90) as amended, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) as amended, the National Convention of Civil Liability for Oil Pollution Damage of 1992 as amended, the US Port and Safe Tanker Safety Act as amended and the US Federal Water Pollution Control Act as amended.

60.2                It is also a condition of this charterparty that from the date of delivery and throughout the charter period the Vessel shall have on board for inspection by the appropriate authorities all certificates, records, compliance letters and other documents required for the performance of this charterparty, including, but not limited to, a US Coastguard Certificate of Financial Responsibility (Oil Pollution) (COFR) and the certificate required by Article VII of the International Convention on Civil Liability for Oil Pollution Damage 1992, as amended.

60.3                In the interests of safety, the Owners warrant that the Master will observe recommendations as to traffic, separation and routing as issued from time to time by the International Maritime Organisation (IMO) or as promulgated by the state of the flag of the Vessel and/or the state in which the effective management of the Vessel is exercised.

60.4                Without prejudice to the Charterers’ rights to terminate this charterparty for breach of any of the conditions set out above, the Vessel shall be off hire for any period during which she is not fully and freely available to the Charterers as a result of any failure to comply with this clause direct and any losses, expenses or damages arising as a result of such failure shall be for the Owners’ account.

61.                       OIL MAJORS APPROVAL

61.1                  The Owners acknowledge that to trade effectively an oil tanker today, acceptance of the Vessel under the SIRE Vessel Inspections Programme by the major oil companies is essential. CLAUSE 77 IS APPLICABLE ON DELIVERY AND SUPPERSEDES CLS 61.

Owners warrant to obtain and maintain at their cost minimum 3 of the following approvals: Shell, BP, ExxonMobil, ChevronTexaco, Conoco, P66, Statoil, TOTAL, Valero, Repsol AND BHP.

The terms ‘acceptance’ and ‘approval’ for sake of this clause are defined as the vessel being not rejected when presented to a particular oil company and to be acceptable to the best of Owner’s knowledge

61.2                  The Owners shall arrange such Inspections to obtain and maintain such acceptances for their account. Such Inspections will be co-ordinated between the Owners, the Charterers and relevant inspectors and, at the minimum, will be carried out within the intervals required in lines 42-43 of the Shelltime 4 form or any lesser intervals as required following inspection whichever is the lesser period.

61.3                  If a further Inspection is required in order to perform a contemplated voyage or for the Vessel to be eligible for contemplated business then such Inspection will be arranged by the Owners and co-ordinated between the Owners, the Charterers and the relevant inspectors and shall be for the Owners’ account, and it shall be the Owners’ responsibility to ensure that such Inspection takes place as required by the Charterers. Maximum 4 inspections annually to be for Owners account. If any additional inspections required by Charterer, then Charterer to cover 50% of the cost.

61.4                  The Owners shall on receipt of an Inspection report promptly make their comments on such report and the report itself unless it is not allowed by the oil and / or chemical major company available to the Charterers and arrange to have their comments entered into the respective databases.

61.5                                Without prejudice to Clause 43 of the Shelltime 4 form, and in addition to Charterers’ rights to terminate under that Clause and in respect of a breach of Clause 61.1 above, in the event that the Vessel becomes unacceptable to one of the oil companies listed above and should she remain as such for a period of more than 40 days commencing on the day in which the Owners are informed by the said oil company of her unacceptability and provided that the Vessel is not holding at the time a minimum of three (3) oil company approvals as per above, and provided that the Vessel called at ports where inspectors were available, then Charterers shall have the right to terminate this Charter Party. The cost of any re-inspection shall be for the Owners’ account.

62.                       INERT GAS SYSTEM

62.1                The Owners warrant that the Vessel is equipped with a fully functional, efficient and ~~certified~~ Class approved Inert Gas System (“IGS”) which is in use on the date of delivery of the Vessel and shall so remain during the period of the charter and that the officers and crew on board on delivery and throughout the period of the charter are and will be experienced in the operation of the system. The Owners further warrant that in case Charterers request so in writing the Vessel will arrive at load ports with cargo tanks inerted and that the tanks will remain inerted throughout the voyage and during discharge.

In case, prior receipt of Charterers’ written request, vessel’s cargo tanks are not inerted, the inerting of the cargo tanks will be carried out at Charterers’ time, cost and expense, with the exception of the vessel’s delivery to Charterers when she will be presented inerted.

62.2                The Master may be requested by terminal personnel or independent inspectors to breach the IGS for the purposes of gauging, sampling, temperature determination and/or determining the quantity of cargo remaining on board after discharge. The Master at his discretion and provided is safe shall comply with these requests consistent with the safe operation of the Vessel and all applicable laws, rules and regulations.

The vessel to remain on hire throughout / during the specific operations.

62.3                Any costs, delays or expenses resulting from non-compliance with this clause shall be for the Owners’ account provided are due to Owners’ fault and the Vessel shall be off hire for the period of such delays.

63.                       BALLAST CLAUSE

The Owners warrant that the Vessel is able to ballast/deballast concurrently with cargo operations. Under normal ballasting patterns the Vessel will take a maximum of 6 ~~4~~ hours for deballasting prior to loading. Any time lost by the Vessel being unable to ballast/deballast concurrently with cargo operations will be for the Owners’

account and deducted from hire unless such ballasting/deballasting concurrently with cargo operations is prohibited by local regulations.

64.                       ~~ADDRESS~~ COMMISSION CLAUSE

~~Address commission is payable by the Owners to the Charterers on all monies paid. Such address commission is deductible at source.~~

~~64.1     1.25% is payable on vessels greater than 20,000 metric tonnes SDWT~~

~~64.2     2.5% is payable on vessels less than 19, 900 metric tonnes SDWT~~

1.25% to H. Clarkson and Co. Ltd. only

65.                       IN-TRANSIT LOSS CLAUSE

In addition to any other rights which the Charterers may have, the Owners will be responsible for the full amount of any in-transit loss if in-transit loss exceeds 0.5% ~~0.3%~~ and the Charterers shall have the right to deduct from hire ~~freight~~ an amount equal to the FOB port of loading value of such lost cargo plus hire ~~freight~~ and insurance due with respect thereto. In-transit loss is defined as the difference between gross standard ~~net~~ vessel volumes after loading at the loading port and before unloading at the discharge port.

Charterers hereby agree to indemnify Owners against any liability under this Clause to a BoL holder resulting from non-delivery of any such cargo in respect of which a deduction from hire has been made provided, however, that Charterers shall in no event be liable to indemnify Owners in an amount greater than the amount of the hire deduction

66.                       RETURN INSURANCE CLAUSE

The Charterers are to have the benefit of any return insurance premium received by the Owners from underwriters (as and when received from underwriters) by reason of the vessel being in port for a minimum period of 30 days provided the Vessel is on hire.

67.                       CARGO RETENTION CLAUSE

In the event that any cargo remains on board upon completion of discharge, the Charterers shall have the right to deduct from hire an amount equal to the FOB port loading value of such cargo plus voyage hire ~~freight~~ due with respect thereto, provided that the volume of cargo remaining on board is pumpable and reached by the Vessel’s fixed pumps and is determined by an independent surveyor. Any action or lack of action in accordance with this provision shall be without prejudice to any rights or obligations of the Charterers.

Charterers hereby agree to indemnify Owners against any liability under this Clause to a BoL holder resulting from non-delivery of any such cargo in respect of which a deduction from hire has been made provided, however, that Charterers shall in no event be liable to indemnify Owners in an amount greater than the amount of the hire deduction.

68.                       HEATING CLAUSE

The Owners warrant that the Vessel is fully fitted with tight and functioning heating coils in all cargo tanks and is capable of increasing cargo temperature and maintaining on passage, at the discharge port and during discharge the cargo at the loaded or increased temperature as agreed in this charterparty.

69.                       DELETED

70.                       CHARTERPARTY ADMINISTRATION

A formal charterparty shall be prepared and signed by Owners and Charterers. The Owners’ broker shall prepare a charterparty in the format similar to Shelltime 4, as modified by the recap fixture telex/email and bearing the same date.

This should be completed with 30 (thirty) working days after date of fixture.

71.                       CARGO BLENDING/ADDITIVE/DYEING CLAUSE

Charterers shall have the option to:

i.                  Blend and/or circulate cargo onboard

ii.               Load dyed cargo, provided the dye is customarily used or is suitable for use in said cargo

iii.            Dye the cargo onboard the vessel provided this is carried out or supervised by qualified personnel

iv.           Blend additives to the cargo at any point during the voyage, provided that the additive is one which is customarily used or is suitable for use in said cargo and carried out or supervised by qualified personnel

v.              Carry on board the vessel drums or other suitable containers of additive

Prior to any of the above operations and as occasion serves, Charterers to send Owners’ P and I Club related LOI signed, via email message.

72.                       VESSEL MANAGEMENT CLAUSE

Throughout the period of this Charter Party the Vessel’s ownership structure, flag, registry, classification society, management company and nationality of officers shall not be changed, unless expressly agreed in writing by the Charterer.

Owners shall notify Charterers of any proposed changes in writing at least 90 days prior to proposed implementation date.

73.                       AMS Clause

(a) If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Charterers shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:

i. Have in place a SCAC (Standard Carrier Alpha Code);

ii. Have in place an ICB (International Carrier Bond); and

iii. Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs.

(b) The Owners shall provide all necessary information to the Charterers and/or their agents to enable the timely and accurate cargo declaration.

The Charterers shall assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the vessel shall remain on hire.

(c) The assumption of the role of carrier by the Charterer pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

~~(a) If the Vessel loads or carries-cargo-destined for the US or passing through US ports in transit, the Charterers shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:~~

~~i.     Have in place a SCAC (Standard Carrier Alpha Code);~~

~~ii.    Have in place an ICB (International Carrier Bond); and~~

~~iii.   Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs.~~

~~(b) The Owners shall provide all necessary information to the Charterers and/or their agents-to enable the timely and accurate cargo declaration.~~

~~The Charterers shall assume liability for and shall indemnify, defend and-hold harmless the Owners against any loss and/or damage whatsoever (excluding consequential loss and/or damage) and/or-any-expenses, fines, penalties and all other claims-of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of this sub-clause. Should such-failure result in any delay then, notwithstanding any provision in this Charter-Party to the contrary, the vessel shall remain on hire.~~

~~(d) The assumption of the role of carrier by the Charterer pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall-be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.~~

74.                       EU Advance Cargo Declaration Clause for Time Charter Parties

(a) If the Vessel loads cargo in any EU port or place destined for a port or place outside the EU or loads cargo outside the EU destined for an EU port or place, the Charterers shall comply with the current EU Advance Cargo Declaration Regulations (the Security Amendment to the Community Customs Code, Regulations 648/2005;1875/2006; and 312/2009) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and in their own name, time and expense shall:

(i) Have in place an EORI number (Economic Operator Registration and Identification);

(ii) Provide the Owners with a timely confirmation of (i) above as appropriate; and

(iii) Submit an ENS (Entry Summary Declaration) cargo declaration electronically to the EU Member States’ Customs and provide the Owners at the same time with a copy thereof.

(b) The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against any direct loss and/or damage whatsoever (excluding consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall remain on hire.

(c) The assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the EU Advance Cargo Declaration Regulations shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

75.                       SBT Clause

Owners warrant that the vessel complies with the Council of the European Union Regulation on the Implementation of IMO Resolution A747(18) which requires that the following entry is made on the International Tonnage Certificate (1969) under the section headed “remarks” ;-

“The segregated ballast tanks comply with the Regulation 18 ~~Regulation-13~~ of Annex 1 of the International Convention for the prevention of pollution from ships, 1973, as modified by the Protocol of 1978 relating thereto, and the total tonnage of such tanks exclusively used for the carriage of segregated water ballast is xxxx (to be completed by Owners).

The reduced gross tonnage which should be used for the calculations of tonnage fees is xxxx (to be completed by Owners).”

76.                       BIMCO Piracy Clause for Time Charter Parties 2009

(a) The Vessel shall not be obliged to proceed or required to continue to or through, any port, place, area or zone, or any waterway or canal (hereinafter “Area”) which, in the reasonable judgment of the Master and/or the Owners, is dangerous to the Vessel, her cargo, crew or other persons on board the Vessel due to any actual, threatened or reported Acts of piracy and/or violent robbery and/or capture/seizure (hereinafter “Piracy”), whether such risk existed at the time of entering into this charter party or occurred thereafter.

Should the Vessel be within any such place as aforesaid which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, she shall be at liberty to leave it.

(b) If in accordance with sub-clause (a) the Owners decide that the Vessel shall not proceed or continue to or through the Area they must immediately inform the Charterers. The Charterers shall be obliged to issue alternative voyage orders and shall indemnify the Owners for any claims from holders of the Bills of Lading or third parties caused by waiting for such orders and/or the performance of an alternative voyage. Any time lost as a result of complying with such orders shall not be considered off-hire.

(c) If the Owners consent or if the Vessel proceeds to or through an Area exposed to the risk of Piracy the Owners shall have the liberty:

(i) to take reasonable preventative measures to protect the Vessel, her crew and cargo including but not limited to re-routing within the Area, proceeding in convoy, using escorts, avoiding day or night navigation, adjusting speed or course, or engaging security personnel or equipment on or about the Vessel provided possible/available. Owners confirm, they are aware of the agencies operating in the piracy areas who can and usually provide the above said services. These services would be arranged by the owners but would be reimbursed and paid by the charterers against original invoices;

(ii) to comply with the orders, directions or recommendations of any underwriters who have the authority to give the same under the terms of the insurance;

(iii) to comply with all orders, directions, recommendations or advice given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group, including military authorities, whatsoever acting with the power to compel compliance with their orders or directions; and

(iv) to comply with the terms of any resolution of the Security Council of the United Nations, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement; and the Charterers shall indemnify the Owners for any claims from holders of Bills of Lading or third parties caused by the Vessel proceeding as aforesaid, save to the extent that such claims are covered by additional insurance as provided in sub-clause (d)(iii).

(d) Costs

(i) If the Vessel proceeds to or through an Area where due to risk of Piracy additional costs will be incurred including but not limited to additional personnel, including armed guards, and preventative measures to avoid Piracy, such reasonable costs shall be for the Charterers’ account. Any time lost waiting for convoys, following recommended routing, timing, or reducing speed or taking measures to minimize risk, shall be for the Charterers’ account and the Vessel shall remain on hire.

(ii) If the Owners become liable under the terms of employment to pay to the crew any bonus in respect of sailing into an area which is dangerous in the manner defined by the said terms, then the actual bonus paid shall be reimbursed to the Owners by the Charterers.

(iii) If the underwriters of the Owners’ insurances require additional premiums or additional insurance cover, including Kidnap and ransom insurance cover, is necessary because the Vessel proceeds to or through an Area exposed to risk of Piracy, then such additional insurance costs shall be reimbursed by the Charterers to the Owners

(iv) All payments arising under Sub-clause (d) shall be settled within fifteen (15) days of receipt of Owners’ supported invoices or on redelivery, whichever occurs first.

e) If the Vessel is attacked by pirates any time lost shall be for the account of the Charterers and the Vessel shall remain on hire on the condition that Owners will supply to Charterers all contemporaneous vessel bases information including but not limited to Purple Finder/Pole Star/SSA data etc.

(f) If the Vessel is seized by pirates the Owners shall keep the Charterers closely informed of the efforts made to have the Vessel released. The Vessel shall remain on hire throughout the seizure and the Charterers’ obligations shall remain unaffected, except that hire payments shall cease as of the ninety-first (91st) day after the seizure and shall resume once the Vessel is released. The Charterers shall not be liable for late redelivery under this Charter Party resulting from seizure of the Vessel by pirates.

(g) If in compliance with this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfillment of this Charter Party. In the event of a conflict between the provisions of this Clause and any implied or express provision of the Charter Party, this Clause shall prevail to the extent of such conflict, but no further.

77.                       Owners will have a period of minimun three voyages after the change of management, each with at least 30 days in between discharges, during which they can invite vetting inspectors, provided available, to inspect and re-establish approvals. Throughout this period the cls. 1(i), cls. 43 and cls. 61 will not be applicable.